Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 7, 2017 with respect to the consolidated financial statements of System Link Corporation Limited, its subsidiaries and its variable interest entities (the “Report”) included in the annual report on Form 20-F of The9 Limited for the year ended December 31, 2016, which is incorporated by reference in this registration statement on Form S-8 (this “Registration Statement”). We consent to the incorporation by reference of the Report in this Registration Statement.

/s/ Grant Thornton

Shanghai, China

April 7, 2017